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                                                                 EXHIBIT (p)1.38

                     Representation Letter - Code of Ethics

Attn.: Percy Lagdan
Compliance Department
Frank Russell Company
909 'A' Street
Tacoma, WA 98402

I, Elizabeth C. Chester, in my capacity as Compliance Officer of Montag & Caldwell Inc. the ("Firm"), hereby certify that the Firm has adopted procedures reasonably necessary to prevent access persons (as defined in SEC Rule 17j-1) from violating the Firm's Code of Ethics, has established, maintains and enforces procedures for reviewing the facts and circumstances surrounding trades in securities and related financial instruments for the account of the Firm or its Access Persons ("Proprietary Trades"), which procedures the Firm has determined to be reasonably designed to identify trades that may violate the provisions of its Code of Ethics, Rule 17j-1 or securities laws prohibiting insider trading and manipulative and deceptive devices.

My designees, senior supervisors, or myself are responsible for the carrying out and enforcement of the above-referenced procedures.

Based upon my assessment of the adequacy of those procedures and of the diligence of those carrying out those procedures, except as described below, I have no reasonable cause to believe that in the last two years (1) there have been any issues arising under the Firm's Code of Ethics, including but not limited to, any material violations of the Code of Ethics or procedures or sanctions imposed in response to the material violations or (2) any one or more of the Proprietary Trades reviewed under those procedures violate the provisions of the Firm's Code of Ethics or procedures, Rule 17J-1or the securities laws prohibiting insider trading and manipulative and deceptive devices with the exceptions, if any, noted below. To the extent that any such violations were identified, the Firm has taken the corrective actions described below.

Exceptions:


There have been no material violations of Montag & Caldwell, Inc. Code of Ethics for the past two years.

 Elizabeth Chester                                       September 20,2002
-------------------                                      -----------------
     Signature                                                  Date

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                             Montag & Caldwell, Inc.

                               Statement of Policy

                                (Code of Ethics)

                                       on

                        Employee Securities Transactions

                       (Including Reporting Requirements)

                    CODE OF ETHICS AND STANDARDS OF PRACTICE

     Montag & Caldwell (M&C) is an investment counseling firm dedicated to providing effective and proper professional investment management advice to its clients. Our firm's reputation is a reflection of our employees and their collective decisions. We select employees who meet the qualifications of experience, education, intelligence, judgment, and the highest standards of moral and ethical attitudes. Our responsibility to our clients is to provide unbiased, independent judgment. In this responsibility, we frequently have knowledge of a client's financial and personal situation, and this information must always be treated in the strictest of confidence.

     Each employee, and certain other individuals, are considered Access Persons since they have available to them information regarding the firm's investment decisions.

     To establish standards of practice and to avoid any misunderstanding by either M&C or our employees, there follows a statement of M&C's Code of Ethics and Standards of Practice. Every Access Person will subscribe to this Code.

     Listed below are specific areas of interest in which M&C's position is outlined for your understanding.

     Personal Securities Transactions - The General Statement of Policy - Personal Securities Transactions outlines the trading restrictions and reporting requirements in the handling of Access Persons' personal securities transactions. Compliance with these restrictions is expected to assure that transactions for clients come before those of Access Persons.

     Monitor Personal Securities Transactions - The Trading Compliance Officer will continuously review all trading activity as notification is received, and document in writing all employee trades that are questionable.

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The Trading Compliance Officer will review trading activity with the Compliance
Officer quarterly.

Outside Business and Other Interests - The Firm requires that an employee either presently involved in or considering an outside business interest with a profit or non-profit organization submit the details of this interest to the Management Committee. The Firm does not wish to limit employees' opportunities in either a professional or financial sense, but needs to be aware of employees' outside interests. We wish to avoid potential conflicts of interest to insure that clients' investment alternatives are not circumscribed and that there will be no detriment to our employees' performance with the Firm. We must also be concerned as to whether there could be any M&C liability either financially or through adverse publicity.

An employee who seeks or is offered an officership, trusteeship, directorship, or is employed in any other capacity in an outside enterprise must have his participation approved by the Management Committee.

Gifts - Only in exceptional circumstances are gifts accepted, provided that: the gift is not cash, the gift is clearly not made in return for or in anticipation of any consideration, and the gift is of nominal value only. Gratuitous trips and other significant favors offered to an employee should be reviewed with the Trading Compliance Officer and-or a member of the Management Committee.

The Use and Receipt of Inside Information - As presently determined by the courts and the Securities and Exchange Commission, inside information is material, non-public information. In defining inside information, generally it has had to meet the tests of materiality, non-public, known to be non-public, and be a factor in the decision to act. The definition and application of inside information is continually being revised and updated by the regulatory authorities. If an employee believes he is in possession of inside information, he should not act on it or disclose it except to the Chairman of the Investment Policy Committee, the Trading Compliance Officer, or a member of the Management Committee.

Use of Source Material - Materials written by employees of M&C for distribution outside of the Firm or available to outside people (research reports, investment summaries, etc.) should be original information or include proper reference to sources. It is not necessary to reference publicly available information.


Privacy of Consumer Financial Information Policy - M&C takes the responsibility to protect our clients' personal financial information very seriously. We are committed to maintain the confidentiality of information we collect in regards to our relationship with our clients. Each employee certifies that he/she understand and subscribe to the Privacy Rules Policy by signing this

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          Statement of Policy/Code of Ethics.

     General Statement of Policy - Personal Securities Transactions

          M&C is registered as an investment adviser with the Securities and Exchange Commission pursuant to the Investment Advisers Act of 1940. M&C serves as investment adviser to (a) private institutional and individual counsel clients (b) Montag & Caldwell Growth and Balanced Funds (c) investment companies registered with the Securities and Exchange Commission pursuant to the Investment Company Act of 1940. When used herein, the term "clients" includes any funds for which M&C may serve as adviser in the future and private counsel clients. Also, when used herein, the term Access Person includes employees of M&C, and all other individuals that have access to research material or obtain information regarding the purchase or sale of securities that are subject to restrictions outlined in this Statement of Policy. These individuals are required to adhere to the policies outlined herein.

          As investment adviser to its clients, M&C and each of its employees are in a fiduciary position. This requires that M&C act for the sole benefit of M&C's clients, and that each of its employees avoid those situations which may place or appear to place, the interest of the employee in conflict with the interests of the clients of M&C. Personal investments of employees must be made in light of this standard.

          This Statement of Policy has been developed to guide employees of M&C in the conduct of their personal investments. In those situations where individuals may be uncertain as to intent or purpose of this Statement of Policy, they are encouraged to consult with the Trading Compliance Officer, in order to insure the protection of M&C's clients. The Trading Compliance Officer may under circumstances that are considered appropriate, or after consultation with the Management Committee, grant exceptions to the restrictions contained herein when he/she is satisfied that the interests of M&C's clients will not be thereby prejudiced. All questions should be resolved in favor of the interest of the clients even at the expense of the interest of the Company's employees. The Management Committee will satisfy themselves as to the adherence to this policy through periodic reports from the Trading Compliance Officer.

1.   Application of the Statement of Policy

     1.1  Employees

          The provisions of this Statement of Policy apply to every security transaction, in which an Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial interest, in any account over which he/she has any direct or indirect control. Generally, an Access Person is regarded as having a beneficial interest in those securities held in his or her name, the name of his or her spouse, and the names of other individuals who reside with him or her.

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     A person may be regarded as having a beneficial interest in the securities held in the name of another person (individual, partnership, corporation, trust, custodian, or another entity) if by reason of any contract, understanding, or relationship he obtains or may obtain therefrom benefits substantially equivalent to those of ownership.

     One does not derive a beneficial interest by virtue of serving as a trustee or executor unless he, or a member of his immediate family, has a vested interest in the income or corpus of the trust or estate. When an Access Person does serve in such capacity, he should at all times avoid conduct in conflict with the interest of clients of M&C. However, if a family member is a fee-paying client, the account will be traded in line with all M&C clients and executed through M&C's trading desk.

1.2  Trading Procedures

     As a guide to compliance with this Statement, if an Access Person is considering trading in a security he/she must first check the Restricted Stock List. A security is placed on this list when M&C's Research Department is considering or recommends a security for a "security allocation of all client accounts". The Restricted Stock List could include securities that are currently held in client portfolios, but only if Research is considering a security allocation change, i.e., increasing the position or eliminating a portion or all of a position.

     All personal securities transactions with the exception of M&C Growth or Balanced Funds or other mutual funds and purchases effected upon exercise of rights; (see paragraph 2.1) must be executed through the trading desk.

     The client portfolios managed by M&C include the same securities, approximately 30-40 large cap companies. The exception would be securities that are executed at the client's request. Therefore, an Access Person is made aware of securities that are related to client portfolios by reviewing the Model Growth and Model Income.

     If a security is on the Restricted Stock List, the Access Person may be prohibited from trading within seven days before or after clients have traded in a security in which there has been a security allocation change. It will be the responsibility of the Trading Compliance Officer or, in his/her absence, a member of the Management Committee to determine if this seven-day period may be waived using the standard discussed in the General Statement of Policy. This does not apply to a reallocation of an account or the initial security allocation of an account.

     Security Allocation is - prompted by a decision recommended by the Research Department and approved by the portfolio managers and/or the Policy Committee, to take an initial position in a security across all client accounts, to eliminate a security position from all client accounts, or to decrease or increase a security position across all client

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     accounts. An Access Person is not allowed to trade in any security that is being considered, or is in the process of a security allocation, for seven days before or after the recommended action is completed.

           Security Reallocation is - prompted by a client's action to add funds for investment or to withdraw funds for a specific need. If funds are added, the portfolio manager will rebalance the client's account to determine what percentage of each security is needed to invest the additional funds, or what percentage of each security should be sold to create funds for withdrawal from the client's account. Since M&C does not always receive advance notice of these requests, our Code will allow access persons to trade in securities, held in client portfolios, as long as there are no unexecuted client trade orders in Trading at the time the Access Person's trade is sent to Trading. Access Persons are required to place all personal orders to buy or sell securities, with the only exception of securities not subject to restriction, through the trading desk so it can coordinate the execution of client versus personal transactions. All securities broadly held in client accounts are large cap securities

           Initial Security Allocation is - when M&C receives a new client's initial assets for investment. However, the same rule applies, that if Trading has client orders on the trading desk, Access Person's trade orders will not be processed until the client orders have been executed.

           It is a requirement that duplicate confirmations be sent to the Trading Compliance Officer from the broker on all transactions in all accounts covered by this Statement of Policy. It is the responsibility of the employee to issue these instructions to all brokers for all covered accounts.

2.   Trading Policies

           Security transactions in accounts over which the Access Person has a beneficial interest, but over which he/she has no direct or indirect control, are not subject to restriction; but M&C should be notified of such accounts (see last paragraph of Paragraph 4.2).

     2.1   Securities Not Subject to Restrictions.

           Exempt from the restrictions hereof are:

             . Purchases or sales of shares of the M&C Growth or Balanced Funds or other mutual funds;

             . Purchases effected upon exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such

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             rights are acquired from such issuer.

    2.2   Securities Subject to Restrictions.

          No Access Person shall directly or indirectly initiate, recommend, or in any way participate in the purchase or sale of any security, including bonds, in which he/she has or by reason of such transaction acquires any beneficial interest if:

          .  Such security is on the Restricted Stock List;

          . This restriction applies even if the employee desires to execute in a direction opposite to M&C, i.e., buy instead of sell; sell instead of buy so as to avoid the appearance of a conflict of interest. This provision is subject to waiver by the Trading Compliance Officer.

3.  Other Trading Policies

    3.1   Options

          Executions of put or call options will meet the same criteria as
    Section 2.2.

    3.2   Dealings with Clients

          No Access Person may, directly or indirectly, sell to or purchase from a client of M&C any security.

    3.3   Margin Accounts

          While brokerage margin accounts are discouraged, an Access Person may open or maintain a margin account for the purchase of securities only with brokerage firms with whom such Access Person has maintained a regular brokerage account for a minimum of six months. This provision is subject to waiver by the Trading Compliance Officer.

    3.4   New Issues

          In view of the potential for conflicts of interest to M&C's broker relationships, Access Persons are also discouraged from acquiring new issues of offerings (especially of common stocks). Access Persons may purchase securities, which are the subject of an underwritten new issue only when the following conditions are met:

          .  In no event where such securities are being considered for clients.

          . If the above does not apply, purchases can be made only if prior approval has been given by the Trading Compliance Officer.

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     3.5  Private Placements

          No Access Person shall purchase any security, which is the subject of a private offering unless prior approval has been obtained from the Trading Compliance Officer.

     3.6  Short Sales

          Access Persons are prohibited from selling any security short which is held broadly in client portfolios, except that short sales may be made 'against the box' for tax purposes. Short sales executed by employees must also comply with the other restrictions of Section 2.

4.   Reporting Requirements

     4.1  M&C's Obligation

          Under Rule 204-2(a) (12), M&C is required to maintain a record of every transaction in a security, by which any employee has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, except transactions effected in any account over which the employee has no direct or indirect control.

          Under the amendment to Rule 17-j1, M&C is required to certify that it has adopted procedures reasonably necessary to prevent Access Persons from violating the investment adviser's Code of Ethics. In addition to a record of every transaction in a security, M&C is required to maintain a record of the Access Person's holdings report.

     4.2  Access Person's Obligation

          Transactions in securities in which the Access Person has, or by reason of such transaction acquires, indirect or direct beneficial ownership, subject to the exceptions of Rule 204-2 as stated above, are required to be filed with the Trading Compliance Officer.

          Every Access Person must provide an initial holdings and an annual holdings report and verify quarterly the securities transactions that were executed during the prior quarter.

     4.3  Initial Holdings Report

          Every Access Person must provide the Treasurer with an initial holdings report no later than 10 days after the person becomes an Access Person. This report must include:

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          .    A list of securities including the title and number of shares or principal amount of each covered security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

          . The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person;

          .    The date the report is submitted by the Access Person.

4.4  Annual Holdings Report

     Annually, no later than January 20/th/ of each year, the Access Person must provide the Treasurer the following information which must be current as of a date no more than 30 days before the report is submitted -

          . A list of securities including the title and number of shares or principal amount of each covered security in which the Access Person has any direct or indirect beneficial ownership;

          . The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

          .    The date the report is submitted by the Access Person.

4.5  Quarterly Transaction Reports

     Every Access Person must review a list of all transactions on record with the Trading Compliance Officer quarterly, no later than 10 days after the end of a calendar quarter, and sign a statement attesting that the review covers all transactions for the stated time period in all accounts covered by this Statement of Policy. The quarterly report must include the following -

          . The covered security in which the Access Person had any direct or indirect beneficial ownership;

          . The date of the transaction, title and number of shares or principal amount, and the interest rate and maturity date (if applicable) of each covered security involved;

          . The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

          . The price of the covered security at which the transaction was effected;

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               .    The name of the broker with which the transaction was
                    effected;

               .    The date the report is submitted by the Access Person.

          It is the policy of M&C that Personal Securities Trading Reports be submitted quarterly by all Access Persons whether or not securities transactions have occurred in their accounts during the period.

          If an Access Person claims to be exempt from the reporting requirements with respect to any account in which he/she has direct or indirect beneficial ownership, but over which he/she has no direct or indirect control in the management process, he should so advise M&C by letter addressed to the Trading Compliance Officer, reciting the name of the account, the persons or firms responsible for its management, and the fact relied on in concluding that the employee has no direct or indirect control.

5.   Prior Clearance and Execution of Securities Transactions

          It will be the responsibility of the Research Department to determine for purposes of the application of the restrictions of sub-paragraphs 2.2 those securities being "considered" in accordance with guidelines developed by the Director of Research.

          As a result of such determination a Restricted Stock List, based on current and upcoming recommendations of securities for purchase or sale, is made accessible to all employees through an Intranet system. This restricted list should be reviewed prior to placing an order.

6.   Retired Employees

          Retired employees may continue to receive investment research information from M&C only so long as they agree to abide by and be subject to the Statement of Policy, including the reporting requirements set forth in Section 1.2, and the restrictions set forth in 2.2, hereof.

7.   Sanctions

          M&C will require each Access Person to read and sign annually the Statement of Policy/Code of Ethics on Employee Securities Transactions.

          Strict compliance with the provisions of this Statement of Policy shall be considered a basic provision of employment with M&C. An Access Person will be required to reverse a trade that violates this Code and to cover any loss incurred, or surrender any profit realized, from any transaction in violation of such provisions. In addition, any breach of such provisions may constitute grounds for dismissal from

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employment with M&C.

     Access Persons are urged to consider the reasons for the adoption of this Statement of Policy. M&C's reputation for fair and honest dealing with its clients, the Securities and Exchange Commission, and the investment community in general has taken many years to build. This standing could be seriously damaged as the result of even a single transaction considered questionable in light of the fiduciary duty M&C owes to its clients. Access Persons are urged to seek the advice of the Trading Compliance Officer when they have questions as to the application of this Statement of Policy to their individual circumstances.

     EMPLOYEE - MONTAGE & CALDWELL, INC.

     I have read the above Standards of Practice of Montag & Caldwell, Inc. and subscribe to them.

     _________________________________________          ________________________
     Signature                                          Date

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SEC PROPOSED RULE 206(4)-5 "Pay to Play Prohibition"

I (did) (did not) make contributions, during the past year, to a government official that includes an incumbent, candidate or successful candidate for elective office of a government entity, or an appointee of the office, that is directly or indirectly responsible for, or can influence the outcome of the selection of an investment adviser.

Contributions to:

                    _______________________________________


                    _______________________________________



In the amount of           $ _______________________


__________________________________________                      ________________
Signature                                                             Date

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BOARD OF DIRECTORS-

FRANK RUSSELL INVESTMENT COMPANY

     The Board of Directors of the FRANK RUSSELL INVESTMENT COMPANY have read and approved the Year 2002 Statement of Policy (Code of Ethics) on Employee Securities Transactions (Including Reporting Requirements).

Signed: ___________________________         Date: __________________

        ___________________________

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